DLA Piper LLP (US)

2525 E. Camelback Road, Suite 1000
Phoenix, AZ 85016

June 1, 2026

Amtech Systems, Inc.

58 South River Drive, Suite 370

Tempe, Arizona 85288

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Amtech Systems, Inc., an Arizona corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-3 filed on June 1, 2026 pursuant to Rule 462(b) under the Shares Act of 1933, as amended (the “Rule 462(b) Registration Statement”). The Rule 462(b) Registration Statement incorporates by reference the contents of the Registration Statement on Form S-3 (File No. 333-294296) originally filed by the Company with the Securities Exchange Commission (the “SEC”) on March 13, 2026, and declared effective on March 23, 2026, including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”). The Rule 462(b) Registration Statement covers an underwritten public offering of up to $10,000,000.00 of the Company’s securities, including shares (the “Shares”) of the Company’s common stock, par value $0.01 per share.

In connection with this opinion letter, we have examined such documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity to the authentic originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. The opinion expressed herein is limited to the Arizona Business Corporation Act.

Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Rule 462(b) Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Prospectus. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)